Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF LIMITED PARTNERSHIP

OF

OCI LP

The undersigned, desiring to amend the Certificate of Limited Partnership of OCI LP pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Limited Partnership is OCI LP.

SECOND: Article 1 of the Certificate of Limited Partnership shall be amended as follows: The name of the limited partnership is OCI PARTNERS LP.

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on this seventh day of June, 2013.

General Partner:

OCI GP LLC

By:	/s/ Frank Bakker
Frank Bakker
President and Chief Executive Officer